Exhibit 99.1

Definitive Agreement to Acquire 1091 Pictures

Signed by Chicken Soup for the Soul Entertainment

1091 Pictures Has Distribution Rights to Approximately 4,000 Movies and Television Series

More Than 350 Titles Slated for 2022

Acquisition of FAST and AVOD Streaming Channels with Approximately 1 Billion Yearly Ad Impressions

COS COB, CT – March 2, 2022 – Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE) (“the Company”), one of the largest operators of streaming advertising-supported video-on-demand (“AVOD”) networks, today announced the signing of a definitive agreement to acquire the assets of 1091 Media, LLC comprising its distribution business known as “1091 Pictures”.

Acquiring 1091 Pictures accelerates Chicken Soup for the Soul Entertainment’s strategy to build the leading independent AVOD streaming service by approximately doubling the size of the Company’s content catalogue. 1091 Pictures’ diverse library of approximately 4,000 movies and TV series includes NYT Critic’s Picks such as The Ghost of Peter Sellers and Grammy-Award Winner Linda Ronstadt: The Sound of My Voice, riveting sports stories such as A Kid from Coney Island executive produced by Kevin Durant and featuring Stephon Marbury, Red Bull’s The Dawn Wall, audience favorites such as The Last Blockbuster and Pharma Bro, groundbreaking documentaries such as Close Encounters of The Fifth Kind and The Phenomenon, which reveal the latest intelligence on UFOs, and indie film hits such as Academy Award Winner Taika Waititi’s Hunt for the Wilderpeople, Spirit Awards-winner Christine, and the knockout comedy The Overnight starring Adam Scott, Taylor Schilling and Jason Schwartzman. The acquisition also comes with established FAST and AVOD channels in specific verticals, with approximately 1 billion yearly ad impressions.

“The 1091 Pictures team transformed their large content library into a scalable, modern distribution platform with a compelling slate of channels that are a pragmatic addition to our existing assets,” said David Fannon, president of Screen Media Ventures, a Chicken Soup for the Soul Entertainment company and the supplier of content to the Crackle Plus streaming services. “There are great synergies between our two companies. Over time, joining 1091’s acquisition and distribution team with Screen Media’s team, leveraging the impressive infrastructure 1091 built for digital fulfillment, and folding the 1091-owned channel business into the Crackle Plus networks will make this a mutually beneficial and smooth transition. The 1091 Pictures’ pipeline of over 300 titles per year will provide a steady supply of new content to the company for years to come.”

“This is the next evolution in our content library strategy,” said Elana Sofko, chief strategy officer for Chicken Soup for the Soul Entertainment. “The genre content with loyal fan bases from 1091 Pictures includes music, over a dozen different sports, paranormal, and much more, enabling us to continue to grow both our streaming services and our FAST channels. We will also continue growing the business that the 1091 Pictures team started and augment it with additional opportunities from the combined catalogue.”

“We are thrilled to be joining forces with the Chicken Soup for the Soul Entertainment and Screen Media team,” said Eric Min, general manager and head of content for 1091 Pictures. “We are bullish that the scale and reach of the combined teams starts us on an exciting journey to be able to further capitalize on this strong amalgamation of assets.”

The company expects to recognize in excess of $10 million of revenue with approximately $3 million of incremental EBITDA in the next 12 months as a result of the transaction. The purchase price of $15,550,000 is comprised of $8 million in cash, $2 million in the form of newly issued shares of the Company’s Series A perpetual preferred stock (Nasdaq: CSSEP) valued at $25 per share, and 375,000 shares of Class A common stock (Nasdaq: CSSE) valued at $14.80 per share.

The acquisition is subject to satisfaction of certain closing conditions and is expected to close in early to mid-March 2022. Salem Partners acted as the exclusive financial and investment banking advisor to 1091 Pictures, with Ivar Combrinck leading the process and negotiations. Lisa Weiss from Chatillon Weiss acted as exclusive legal advisor to 1091 Pictures. Brian Ross from Graubard Miller acted as exclusive legal advisor to Chicken Soup for the Soul Entertainment, Inc.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE) (the “Company”) operates streaming video-on-demand networks (VOD). The Company owns Crackle Plus, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Chicken Soup for the Soul, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The Company also acquires and distributes video content through its Screen Media subsidiary and produces original video content through the Chicken Soup for the Soul Television Group. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are statements that are not historical facts. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of management and are not predictions of actual performance. Such assumptions involve a number of known and unknown risks and uncertainties, including but not limited to our core strategy, operating income and margin, seasonality, liquidity, including cash flows from operations, available funds, and access to financing sources, free cash flows, revenues, net income, profitability, stock price volatility, future regulatory changes, price changes, the ability of the Company’s content offerings to achieve market acceptance, the Company’s success in retaining or recruiting officers, key employees, or directors, the ability to protect intellectual property, the ability to complete strategic acquisitions, the ability to manage growth and integrate acquired operations, the ability to pay dividends, regulatory or operational risks, and general market conditions impacting demand for the Company’s services. For a more complete description of these and other risks and uncertainties, please refer the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, and for further information regarding our recent acquisition of the Sonar library and related assets, please see our Current Reports on Form 8-K, as amended, filed with the SEC on May 27, 2021 and July 1, 2021. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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INVESTOR RELATIONS

Taylor Krafchik

Ellipsis

CSSE@ellipsisir.com

646-776-0886

MEDIA CONTACTS
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RooneyPartners LLC
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